EXHIBIT 99.1

COACHMEN INDUSTRIES, INC.

2831 Dexter Drive o P.O. Box 3300 o Elkhart, Indiana 46515 o 574/262-0123 o Fax 574/262-8823

NEWS RELEASE

COACHMEN INDUSTRIES REPORTS RECORD SALES AT 41ST
NATIONAL RV TRADE SHOW

Sales Up 75% From 2002

Elkhart, Indiana — Coachmen Industries, Inc. (NYSE: COA) today reported that its sales set new records at the National RV Trade Show held last week in Louisville, Kentucky. Dealer sales for the Coachmen RV Group totaled approximately 3,200 units or over $100 million during the annual three-day show, an increase of 75 percent over last year’s record sales.

Additional orders continue to be inputted from dealers attending the show, including a significant number of dealers who enrolled to carry products from Coachmen’s RV Group of Companies. Coachmen’s RV Group includes Coachmen Recreational Vehicle Company, LLC; Georgie Boy Manufacturing, LLC and Viking Recreational Vehicles, LLC.

Michael R. Terlep, President of Coachmen’s RV Group as well as President of Coachmen RV Company, commented, “We’re extremely pleased with the results from the Louisville Show, where all three of our divisions experienced record-setting sales.”

Terlep noted that the dealers expressed great enthusiasm for the Company’s impressive lineup of RVs, praising their quality, designs and the variety of floor plans. He said their enthusiasm is a direct result of the high level of sales at the retail level that Coachmen products have been enjoying. “Our Company and our dealers are very optimistic about the coming year. We’re really hitting our stride right now with innovations in every product category, and as a result, in early 2004 we will again be increasing production rates in most facilities.”

Nearly half of the models in Coachmen Industries” 40,000 square-foot display were new or improved. For Coachmen RV Company, the Cross Country® rear diesel series with full-body paint was a big winner, as were the gas-powered Mirada™ Class A and the

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Coachmen Industries Reports Record Sales at 41st National RV Trade Show

Dec. 9, 2003

Class C Freedom by Coachmen™. The newly introduced Concord™ “C+” motorhome, and the Freelander by Coachmen™, an entry-level Class C motorhome, also enjoyed robust sales. Coachmen RV Company also demonstrated why it leads the industry in combined travel trailer and fifth wheel shipments, with sales for the Chaparral™ fifth wheel, and the Captiva™ and ever-popular Spirit of America™ travel trailers leading the way.

Georgie Boy Manufacturing, (GBM), introduced its newest Class A designs to rave reviews. The hits of the show were the popular gas models, especially the Pursuit™ and Landau™ Class A’s with full-body paint. GBM also introduced its first quad-slideout motorhome, a beautifully appointed 40-foot Bellagio™ built on a raised rail chassis and showcased by handsome full-body paint graphics. A Sony® surround sound system, island kitchen, freestanding dinette, Ultraleather chairs, enormous pass-through storage with slideout luggage trays and a powerful 350 HP Cummins rear diesel engine, with an optional 400 HP engine, are just a few of the highlights of this luxurious new addition to GBM’s lineup.

Viking RV also enjoyed tremendous success in Louisville with its captivating array of entry-level camping trailers. The Company unveiled the latest addition to its highly successful Epic™ series, the all-new Epic 17.5 Limited Edition. Featuring an E-Z screw drive lift system that makes set-up nearly effortless, this 12-foot model is packed with all the comforts and convenience of larger campers, yet doesn’t require a vehicle with a large towing capacity.

Claire C. Skinner, Chairman and CEO of Coachmen Industries, said that 2003 is on pace to be the RV industry’s second-best year for shipments in 25 years, a claim few industries can make today. “Retail sales in 2003 have outpaced wholesale shipments for the industry, which means that dealer inventories have been reduced. This, coupled with dealer optimism for 2004, contributed to a very upbeat and optimistic show in Louisville.”

“While we are still concerned about prospects for the fourth quarter due to RV supplier shortages and the effect weather conditions may have on our housing operations, the dealers’ overwhelmingly positive response last week to the Coachmen RV Group’s wide product offering was consistent with their reaction during our summer product shows, and reinforces our confidence in a robust year ahead in 2004 for Coachmen Industries,” Skinner concluded.

Coachmen Industries, Inc., founded in 1964, is one of the nation’s leading manufacturers of recreational vehicles with well-known brand names including COACHMEN®, GEORGIE BOY®, SHASTA®, SPORTSCOACH® and VIKING®. Coachmen Industries is also one of the largest systems-built home producers in the nation with its ALL AMERICAN HOMES® subsidiary. Modular commercial structures are manufactured by the Company’s Miller Building Systems subsidiary. Prodesign, LLC is

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Coachmen Industries Reports Record Sales at 41st National RV Trade Show

Dec. 9, 2003

a subsidiary that custom thermoforms composite and plastic parts for numerous industries under the PRODESIGN® brand. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the condition of the telecommunications industry which purchases modular structures, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, the Company’s dependence on chassis suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of consumer confidence and economic uncertainty on high-cost discretionary product purchases, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:
        Rich Allen, Corporate Communications, Coachmen Industries, Inc.
        574-262-0123 (Elkhart, Ind.)
        rallen@coachmen.com
        www.coachmen.com

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